Exhibit 5.1

[Seyfarth Shaw LLP Letterhead]

February 6, 2006

Competitive Technologies, Inc.
1960 Bronson Road
Fairfield, Connecticut 06824

Re:	Post Effective Amendment No. 2 to Form S-1 (Registration No. 333-113751)

Ladies and Gentlemen:

We have acted as counsel for Competitive Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Post Effective Amendment No. 2 to Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale of up to 531,341 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), by Fusion Capital Fund II, LLC (“Fusion Capital”), consisting of: (i) up to 442,778 shares of Common Stock (the “Purchase Shares”) issuable to Fusion Capital pursuant to the Common Stock Purchase Agreement dated as of February 25, 2004, between the Company and Fusion Capital, (the “Common Stock Purchase Agreement”), (ii) 82,321 shares which have been acquired by Fusion Capital under the Common Stock Purchase Agreement (the “Acquired Shares”), and (iii) up to 6,242 shares of Common Stock issuable to Fusion Capital by the Company as Commitment Shares, as defined in and pursuant to the Common Stock Purchase Agreement (the “Remaining Commitment Shares”).

In connection with the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Restated Certificate of Incorporation, as amended, (ii) the Company’s By-Laws, as amended, (iii) the Registration Statement, including the Prospectus contained therein, (iv) the Common Stock Purchase Agreement, (v) certain resolutions of the Company’s Board of Directors, and (vi) such other documents as we deemed necessary or appropriate in connection with the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions set forth below which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Purchase Shares have been duly authorized for issuance and when issued, paid and delivered by the Company to Fusion Capital in accordance with the terms of the Common Stock Purchase Agreement, the Purchase Shares will be validly issued, fully paid and nonassessable.

2. The Acquired Shares are validly issued, fully paid and nonassessable.

3. The Remaining Commitment Shares have been duly authorized for issuance and when issued, paid and delivered by the Company to Fusion Capital in accordance with the terms of the Common Stock Purchase Agreement, the Remaining Commitment Shares will be validly issued, fully paid and nonassessable.

We do not express herein any opinion concerning any law other than applicable federal law and the corporate law of the State of Delaware.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ SEYFARTH SHAW LLP